UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
June 15, 2007

The Children’s Internet, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-29611	20-1290331
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

5000 Hopyard Road, Suite 320
Pleasanton, California 94588
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(925) 737-0144

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 15, 2007, The Children’s Internet, Inc. (“TCI”) entered into a Definitive Interim Stock Purchase Agreement (the “ISPA”) with The Children’s Internet Holding Company, LLC (“TCI Holding”) and Shadrack Films, Inc. (“Shadrack”) pursuant to which TCI Holding, subject to certain conditions, has agreed to purchase from TCI a total of 120 million shares of authorized but unissued shares of TCI common stock and from Shadrack an additional 10 million shares of TCI common stock. The purchase price for the shares is an aggregate of $8 million, of which $1.5 million is to be used by TCI to pay down certain indebtedness.

Additionally, of the purchase price, $500,000 will be paid to Shadrack for the purchase of 10,000,000 shares of the Company’s Common Stock issued to and held by Shadrack and the balance will be paid to TCI. Shadrack beneficially owns 52.2% of TCI’s common stock. Sholeh Hamedani, TCI’s Chief Executive Officer, Chief Financial Officer and director, is the sole shareholder of Shadrack.

The ISPA is intended to be replaced by a final stock purchase agreement (the “FSPA”), which the parties have agreed to negotiate and enter into no later than 45 days from June 15, 2007, unless extended by consent of the parties.

TCI Holding has agreed to place $500,000 of the purchase price into an escrow account, with the first $300,000 to be deposited immediately and the balance to be deposited after completion of due diligence and upon TCI Holding notifying TCI that TCI Holding elects to proceed with the FSPA. TCI has agreed to place 7,500,000 of its currently authorized but unissued shares of common stock into the escrow account, with the first 4,500,000 to be deposited within 15 days of June 15, 2007 and the balance to be deposited after completion of due diligence and upon TCI Holding notifying TCI that TCI Holding elects to proceed with the FSPA. The escrowed cash and shares will be the sole remedy of the parties if an event of default under the ISPA or the FSPA occurs.

From June 15, 2007 until the closing occurs under the FSPA (the “Closing”) or earlier termination of the ISPA or FSPA, TCI has agreed not to solicit, discuss, negotiate or enter into any agreement or understanding with any third party relating to a sale, merger or acquisition of TCI, or the sale of a material portion of TCI’s assets, without the prior written consent of TCI Holding

TCI has also agreed to cause Two Dog Net, Inc. (“TDNI”) to transfer to TCI Holding as part of the closing “The Children’s Internet®” and “Safe Zone Technology®” software and other related trademarks, registrations and software applications, as such software, trademarks, registrations, and software applications relate solely to the business of The Children’s Internet (collectively, the “TCI Safe Zone Technology”).

After the Closing, TCI Holding has agreed to pay to TDNI or its designee a payment equal to $1 for each subscriber of The Children’s Internet secure on-line service during the two year period commencing on the closing date. This payment will be paid 30 days after receipt by TCI of its first monthly user fee from each subscriber.

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TDNI currently licenses The Children’s Internet technology to TCI. TDNI also has an option to purchase up to 18,000,000 shares of TCI common stock, and due to this option TDNI is deemed to be the beneficial owner of approximately 39.3 % of TCI’s common stock. Sholeh Hamedani owns 10% of TDNI’s outstanding common stock and Ms. Hamedani’s father is the current President, Chairman and majority shareholder of TDNI.

Completion of the transaction is subject to a number of conditions, including negotiation and execution of the FSPA, amendment of TCI’s articles of incorporation to increase its authorized shares of common stock to 250 million (which will require consent of a majority of TCI’s shareholders) and dismissal or settlement of all litigation by the Securities and Exchange Commission against TCI to the satisfaction of TCI Holding.

A copy of the ISPA is attached as Exhibit 1.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

1.1	Definitive Interim Stock Purchase Agreement by and between The Children’s Internet, Inc., The Children’s Internet Holding Company, LLC and Shadrack Films, Inc. dated June 15, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 21, 2007

THE CHILDREN’S INTERNET, INC.

By:	/s/ Sholeh Hamedani
Sholeh Hamedani
Chief Executive Officer

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